Exhibit 10.3

DIRECTOR DESIGNATION AGREEMENT

THIS DIRECTOR DESIGNATION AGREEMENT dated as of August 7, 2023 (this “Agreement”), is among National CineMedia, Inc., a Delaware corporation (“NCM Inc.”), and the members of the designating committee (the “Consenting Creditor Designation Committee”) set forth on Exhibit A, as such exhibit shall be amended from time to time (each, in such capacity, a “Committee Designator”), and Blantyre Capital Limited (“Blantyre”), as a party with individual rights hereunder (in such capacity, the “Blantyre Designator”, and collectively with the Committee Designators, the “Designators”). Certain terms used in this Agreement are defined in Section 1.1.

RECITALS

A.WHEREAS, pursuant to the terms of that certain First Amended Plan of Reorganization of National CineMedia, LLC Pursuant to Chapter 11 of the Bankruptcy Code (as may be amended, supplemented, or otherwise modified from time to time, the “Plan”), the Consenting Creditors (as defined below) will be issued shares of Common Stock of NCM Inc. and, thereafter, will collectively hold a super-majority of the outstanding equity of NCM Inc. upon the emergence of National CineMedia LLC (“NCM LLC”).

B.WHEREAS, under the Plan and that certain Restructuring Support Agreement dated as of April 11, 2023 (the “RSA”), entered into by and among NCM LLC, NCM Inc. and each Consenting Creditor (as identified on Exhibit B hereto), the Required Consenting Creditors (as defined in the RSA), are collectively entitled to designate a total of up to six (6) persons for nomination for election and/or appointment, as the case may be (each, a “Designee”), to the board of directors of NCM Inc. (the “Board”) on the terms and conditions set forth herein.

C.WHEREAS, to implement the rights of the Consenting Creditors, the Required Consenting Creditors have agreed to this Director Designation Agreement, and determined that the largest holders of the equity of NCM Inc. post-emergence will form the Consenting Creditor Designation Committee, and together with the Blantyre Designator, effect such rights and act on behalf of the Consenting Creditors so long as the holdings of equity of NCM Inc. of each such Designator meet certain equity ownership thresholds as set forth herein.

D.WHEREAS, the Consenting Creditors have determined that the largest Consenting Creditor, Blantyre, shall have certain rights within the Consenting Creditor Designation Committee, so long as its separate holdings of equity of NCM Inc. meet certain equity ownership thresholds as set forth herein.

E.WHEREAS, each Designator is either a Consenting Term Lender, Consenting Revolving Lender, or Consenting Secured Noteholder, as such terms are defined in the Plan.

AGREEMENT

NOW THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NCM Inc. and the Designators agree as follows:
1.Definitions
1.1    Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
“Beneficial Owner” has the meaning set forth under the applicable rules promulgated by the U.S. Securities and Exchange Commission.
“Blantyre Initial Threshold” means the Blantyre Designator holding, or managing funds or accounts that hold, directly or indirectly, in the aggregate of at least 15% of the NCMI Interests.

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“Blantyre Secondary Threshold” means the Blantyre Designator holding, or managing funds or accounts that hold, directly or indirectly, in the aggregate of at least 10% of the NCMI Interests.
“Change of Control” with respect to any Person that is not an individual, means (i) any merger or consolidation with or into any other entity or any other similar transaction, whether in a single transaction or series of related transactions, where (A) the members or stockholders of such Person immediately prior to such transaction in the aggregate cease to own at least 50 percent of the general voting power of the entity surviving or resulting from such transaction (or its stockholders or the ultimate parent thereof) or (B) any Person or Group becomes the Beneficial Owner of more than 50 percent of the general voting power of the entity surviving or resulting from such transaction (or its stockholders or the ultimate parent thereof), (ii) any transaction or series of related transactions in which in excess of 50 percent of such Person’s general voting power is Transferred to any other Person or Group or (iii) the sale or Transfer by such Person of all or substantially all of its assets.
“Committee Designator” means a member of the Consenting Creditor Designation Committee in such capacity.
“Common Stock” means the common stock, par value $0.01 per share, of NCM Inc.
“Competitor Affiliate” means any (i) business that operates or does business competitive with that of the Company in any State, territory, or protectorate of the United States in which NCM Inc. or or its affiliate does business and/or in any foreign country in which NCM Inc. or its affiliate has or maintains any place of business, venue, facility, or otherwise conducts business, (ii) of Cinemark Media, Inc., American Multi-Cinema, Inc., Regal Cinemas, Inc., or any of their affiliates or (iii) any person that holds at least 5% of the outstanding equity securities of any Person set forth in clauses (i) or (ii) as of the applicable Attestation Date.
“Director” means a member of the Board.
“Effective Date” means the effective date of the Plan.
“Group” has the meaning set forth in Section 13(d)(3) and Rule 13d-5 of the Securities Exchange Act of 1934, as amended.
“holds” means the subject party is the Beneficial Owner.
“Independent Director” means any Director that, if the Common Stock is traded on the NASDAQ Stock Market, satisfies the definition of an “independent director” set forth in the applicable rules in the Marketplace Rules of the NASDAQ Stock Market, Inc., as such rules may be amended from time to time, or, if the Common Stock is then traded on a different exchange, any Director of NCM Inc. that satisfies the definition of independent director according to the rules of such exchange.
“Indicative Ownership Thresholds” means any of the Blantyre Initial Threshold, Blantyre Secondary Threshold or the Committee Minimum Threshold, as the case may be.
“NCMI Interests” means fully-diluted outstanding shares of NCM Inc. Common Stock (including common membership units of NCM LLC).
“Nominating Committee” means the nominating/governance committee of the Board or any committee of the Board authorized to perform the function of nominating Directors for the Board.
“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity or organization of any nature whatsoever, or any Group of two or more of the foregoing.
“Retiring Director” means any Director whose term expires at the next annual meeting of stockholders of NCM Inc. pursuant to the terms of the Charter.
“Securities Laws” means the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Transfer” or “Transferred” means, directly or indirectly, to sell, transfer, give, exchange, bequest, assign, pledge, encumber, hypothecate or otherwise dispose of, either voluntarily or involuntarily, any of the rights granted under Section 2 (including through a Change of Control of a Person holding units directly or indirectly).
Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, and (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection.
2.Nominee Designation
2.1    Consenting Creditor Designation Committee Designation Rights.
a.Subject to the conditions set forth in this Section 2.1, during the Committee Designation Period (as defined below), the Consenting Creditor Designation Committee shall have the right to designate up to (i) for so long as the Consenting Creditors collectively hold, or manage funds or accounts that hold, at least 56% of the NCMI Interests as of any applicable Attestation Date (as defined below), six (6) Designees, three (3) of whom must be Independent Directors, (ii) for so long as the Consenting Creditors collectively hold, or manage funds or accounts that hold, less than 56% but at least 50% of the NCMI Interests as of as of any applicable Attestation Date, five (5) Designees, two (2) of whom must be Independent Directors, (iii) for so long as the Consenting Creditors collectively hold, or manage funds or accounts that hold, less than 50% but at least 34% of the NCMI Interests as of as of any applicable Attestation Date, four (4) Designees, two (2) of whom must be Independent Directors, (iv) for so long as the Consenting Creditors collectively hold, or manage funds or accounts that hold, less than 34% but at least 23% of the NCMI Interests as of as of any applicable Attestation Date, three (3) Designees, one (1) of whom must be an Independent Director, (v) for so long as the Consenting Creditors collectively hold, or manage funds or accounts that hold, less than 23% but at least 12% of the NCMI Interests as of as of any applicable Attestation Date, two (2) Designees, one (1) of whom must be an Independent Director, and (vi) for so long as the Consenting Creditors collectively hold, or manage funds or accounts that hold, less than 12% but at least 5% of the NCMI Interests as of as of any applicable Attestation Date, one (1) Designee, in each case less the number of Designees the Blantyre Designator is entitled to appoint pursuant to Section 2.2(b)(i) or 2.2(b)(ii), as applicable; provided, that any Independent Directors appointed by the Blantyre Designator pursuant to Section 2.2 shall count towards the Independent Directors required to be appointed by the Consenting Creditor Designation Committee pursuant to this Section 2.1.
b.The Consenting Creditor Designation Committee shall initially include the Committee Designators set forth on Exhibit A hereto from and after the Effective Date. Thirty (30) days prior to the date (the “Nomination Date”) that nominations for election to the Board at an annual meeting of stockholders must be made during the Committee Designation Period and/or the Blantyre Designation Period, NCM Inc. shall deliver written notice (a “Designation Notice”) to each of the then-current Committee Designators and the Blantyre Designator to the addresses set forth on Exhibit A.
c.Upon receipt of a Designation Notice, each of the then-current Designators shall promptly notify NCM Inc. and the other Designators of the Designators’ ownership of NCMI Interests.
d.Promptly (a) following receipt of a Designation Notice (and in any event within fifteen (15) days of receipt of a Designation Notice), or (b) in the event there are fewer than six (6) Effective Date Designees, then during the period between the Effective Date and the date that is fifteen (15) days following receipt of the first Designation Notice, following written notice by a Committee Designator to each other Committee Designator (and in any event within fifteen (15) days of such notice), the Consenting Creditor Designation Committee shall hold a vote to appoint the Designees of the Consenting Creditor Designation Committee for nomination for election to the Board. Each of the then-current Committee Designators shall be required for a quorum. In the event a quorum shall not have been met due to the absence of a Committee Designator, a new vote shall be held within three (3) days, at which vote a quorum shall be deemed met if any such absent Committee

Designator shall not be present at such second vote. Each member of the Consenting Creditor Designation Committee (including Blantyre) shall have an equal vote in appointing such Designees. If a quorum is present, the affirmative vote of a majority of the then-current Committee Designators shall be required to appoint the Consenting Creditor Designation Committee’s nominees to the Board, and, in each case, such nominations are delivered on the Attestation Date.
e.The Consenting Creditor Designation Committee shall be disbanded and its rights shall expire without further action on the earliest to occur of (i) the day following the Company’s 2025 annual general meeting of its stockholders and (ii) any Attestation Date, if any, as of which the Consenting Creditors collectively cease to hold, or manage funds or accounts that hold, at least 5% of the NCMI Interests (from the Effective Date to such date, the “Committee Designation Period”). For the avoidance of doubt, the rights set forth in Section 2.2 shall survive the disbandment of the Consenting Creditor Designation Committee.
f.If, as of any Attestation Date, any Committee Designator (such Committee Designator, a “Departing Designator”) holds, or manages funds or accounts that hold, less than 50% of the NCMI Interests it held as of the Effective Date (the “Committee Minimum Threshold”), then such Departing Designator shall (i) be replaced by the Consenting Creditor, with such Consenting Creditor’s consent, that at such time is not a Committee Designator and holds the largest number of NCMI Interests of any Consenting Creditor that is not a Committee Designator or a Competitor Affiliate (a “Replacing Designator”), as reasonably determined by the Company as of the date that the Designation Committee takes any action, and (ii) permanently cease to have any rights under this Agreement with no further action; provided, that such Departing Designator shall remain a Committee Designator if, at such time, it holds a larger number of NCMI Interests than the Consenting Creditor that otherwise would have been the Replacing Designator, and shall only be replaced at such time, and by, any Consenting Creditor that is not a Committee Designator or Competitor Affiliate holds more NCMI Interests than a Departing Designator, as reasonably determined by the Company as of the date that the Designation Committee takes any action. Notwithstanding the following, the Blantyre Designator may only be removed as a Departing Designator if the Blantyre Designator has ceased to hold, or to manage funds or accounts that hold, NCMI Interests above the Blantyre Secondary Threshold. Any Committee Designator may elect to resign from the Consenting Creditor Designation Committee at any time by delivering written notice thereof to NCMI Inc. and each other Committee Designator.
2.2    Blantyre Designation Rights. In addition to the nomination rights held by Blantyre as a member of the Designation Committee, during the Blantyre Designation Period, the Blantyre Designator shall have the right to designate up to two (2) additional Designees to be appointed or nominated, as the case may be, for election to the Board, as follows:
a.Thirty (30) days prior to the Nomination Date during the Blantyre Designation Period, NCM Inc. shall deliver a Designation Notice to the Blantyre Designator.
b.If, on the close of business of the date of the Designation Notice, the Blantyre Designator:
i.holds, or manages funds or accounts that hold, NCMI Interests above the Blantyre Initial Threshold, the Blantyre Designator shall have the right to designate two Designees to the Board, one of whom must be an Independent Director (and also not an employee of Blantyre); and
ii.holds, or manages funds or accounts that hold, NCMI Interests above the Blantyre Secondary Threshold, the Blantyre Designator shall have the right to designate one Designee to the Board, who need not be independent and may be an employee of Blantyre.
c.The Blantyre Designator shall present its nominee(s) to the Board on the Nomination Date.
d.The Blantyre Designator’s rights under this Section 2.2 shall expire and be of no further effect upon the earlier of (i) the day following the Company’s 2026 annual general meeting of its stockholders and (ii) any Attestation Date, if any, as of which the Blantyre Designator has ceased to hold, or to manage funds or accounts that hold, NCMI Interests above the Blantyre Secondary Threshold (the “Blantyre Designation Period”).

2.3    Designees. During the Committee Designation Period and Blantyre Designation Period, respectively:
a.at every meeting of the Board, or a committee thereof, for which Directors are appointed or are nominated to stand for election by stockholders of NCM Inc., the Consenting Creditor Designation Committee or the Blantyre Designator, as applicable, will have the right to designate those persons to be appointed or nominated for election to the Board for each Retiring Director that was a prior Designee of the Consenting Creditor Designation Committee or the Blantyre Designator in accordance with this Section 2.3;
b.if a vacancy occurs because of the death, disability, disqualification, resignation or removal of a Designee, the Consenting Creditor Designation Committee or the Blantyre Designator, as applicable, shall be entitled to designate such person’s successors in accordance with this Agreement, and the Board, in each case subject to a determination of the Board in good faith, after consultation with outside legal counsel, that such action would not constitute a breach of its fiduciary duties or applicable law, shall fill the vacancy with such successor Designee;
c.if a Designee is not nominated or elected to the Board because of the Designee’s death, disability, disqualification, withdrawal as a nominee or for other reason is unavailable or unable to serve on the Board, the Consenting Creditor Designation Committee or the Blantyre Designator, as applicable, shall be entitled to designate promptly another Designee, and the Director position for which such Designee was nominated shall not be filled pending such designation; and
d.such nomination rights are subject to the Indicative Ownership Threshold being maintained and met, as the case may be (provided, that the rights set forth in clause (c) shall survive the termination of the Committee Designation Period or the Blantyre Designation Period, as applicable, until a replacement Designee has been appointed).
2.4    No Fiduciary Duties; No Joint Action. This Designation Agreement shall not be deemed to create any relationship among the Designators, NCM Inc., NCM LLC, the Consenting Creditors, or any other Person creating fiduciary or quasi-fiduciary duties or similar duties and obligations or subject the Designators to joint and several liability or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Designators or their affiliates. Each Designator and Consenting Creditor retains sole authority to vote, sell or otherwise dispose of its Common Stock independent of any other Designator or Consenting Creditor, and no action taken by any Designator or Consenting Creditor pursuant hereto shall be deemed to constitute an agreement on the part of such Person with any other Designator or Consenting Creditor in respect of such Person’s right to vote for individuals for election to the Board. The obligations of each Designator and Consenting Creditor under this Agreement are several and not joint with the obligations of any other Designator or Consenting Creditor, and no Designator or Consenting Creditor shall be responsible in any way for the performance of the obligations of any other Designator or Consenting Creditor hereunder.
2.5    Company Obligations; Attestation
a.NCM Inc. agrees to use its best efforts to assure that (i) on the Effective Date, each Designee that the Designators have nominated for election and/or appointment, as the case may be, to the Board as of the date hereof (the “Effective Date Designees”) shall be appointed to the Board on the Effective Date, (ii) if the number of Effective Date Designees is fewer than six (6), each Designee that the Designators nominate for election and/or appointment, as the case may be, to the Board following the Effective Date shall be promptly appointed to the Board following such nomination, (iii) each Designee is included in the Board’s slate of nominees to the stockholders for each election of Directors, and (iv) each Designee is included in the proxy statement prepared by management of NCM Inc. in connection with soliciting proxies for every meeting of the stockholders of NCM Inc. called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of NCM Inc. or the Board with respect to the election of members of the Board.
b.Notwithstanding anything herein to the contrary, NCM Inc. shall not be obligated to cause to be nominated for election to the Board or recommend to the stockholders the election of any Designee (i) who fails to submit to NCM Inc. on a timely basis such questionnaires as NCM Inc. may reasonably require of its

Directors generally and such other information as NCM Inc. may reasonably request in connection with the preparation of its filings under the Securities Laws, or (ii) for whom the Board or the Nominating Committee determines in good faith, after consultation with outside legal counsel, that such action would constitute a breach of its fiduciary duties or applicable law; provided, however, that upon the occurrence of either (i) or (ii) above, NCM Inc. shall promptly notify the Consenting Creditor Designation Committee or the Blantyre Designator, as applicable, of the occurrence of such event and permit the Consenting Creditor Designation Committee or the Blantyre Designator, as applicable, to provide an alternate Designee sufficiently in advance of any Board action, the meetings of the stockholders called or written action of stockholders with respect to such election of nominees, and NCM Inc. shall be subject to its obligations under Section 2.5 with respect to such alternate Designee.
c.At any time a vacancy occurs because of the death, disability, resignation or removal of a Designee during the Committee Designation Period or the Blantyre Designation Period, as applicable, then the Board, or any committee thereof, shall not fill such vacancy or vote or take any action enumerated in Section 5.2 of the Charter until such time that (i) the Consenting Creditor Designation Committee or the Blantyre Designator, as applicable, has designated a successor Designee and the Board has filled the vacancy and appointed such successor Designee, (ii) the Consenting Creditor Designation Committee or the Blantyre Designator, as applicable, fails to designate a successor Designee within ten (10) business days of such vacancy, or (iii) the Consenting Creditor Designation Committee or the Blantyre Designator, as applicable, has specifically waived its right under this Section 2.5(c) and has consented to the Board, or any committee thereof, taking a vote on an action enumerated in Section 5.2 of the Charter prior to the Board filling the vacancy with a successor Designee.
d.At any time that the Consenting Creditor Designation Committee or the Blantyre Designator shall have any rights of designation under this Section 2, NCM Inc. shall not take any action to change the size of the Board without the approval of the Consenting Creditor Designation Committee and the Blantyre Designator.
e.No later than February 15, 2024 nor earlier than January 15, 2024, with respect to the first such distribution, and no later than ninety (90) days nor earlier than one hundred twenty (120) days prior to the anniversary of the preceding year’s annual meeting of shareholders for all such distributions thereafter, NCM Inc. shall distribute by email to each Consenting Creditor at its respective email address as set forth on Exhibit B, and as indicated in Section 5.2, with a copy to each Committee Designator, an attestation form (an “Attestation Form”) whereby each such Consenting Creditor shall attest to its holdings of NCMI Interests as of the date indicated therein (each, an “Attestation Date”). As promptly as possible, but in any event within twenty (20) days of the date of such distribution (the “Attestation Period”), each Consenting Creditor shall return such Attestation Form attesting to the number of shares of NCM Inc. held by such Consenting Creditor. During the Attestation Period, the Committee Designators shall be entitled to solicit responses from each Consenting Creditor with respect to the return of their Attestation Form. On the date that is five (5) days prior to the end of the Attestation Period, and promptly upon written request thereof by the Committee Designators at any other time during the Attestation Period, NCM Inc. shall deliver written notice to the Committee Designators setting forth (i) the cumulative holdings of the Consenting Creditors as of the Attestation Date based on the Attestation Forms received to date and (ii) a list of the Consenting Creditors that have failed to return the Attestation Form as of such date. If any Consenting Creditor fails to timely return such Attestation Form prior to the expiration of the Attestation Period, such Consenting Creditor shall be deemed not to hold any NCMI Interests.
3.    Specific Performance. Each of the parties to this Agreement acknowledges that each party hereto will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of NCM Inc., the Consenting Creditor Designation Committee, the Blantyre Designator and each Committee Designator shall be entitled to an injunction to prevent breaches of this Agreement and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction, in addition to any other remedy to which the parties hereto may be entitled at law or in equity. Each of the parties hereto hereby consents to personal jurisdiction in any such action brought in the United States District Court for the District of Delaware or in any court of the State of Delaware having subject matter jurisdiction. No bond or other similar undertaking shall be required of any party seeking relief under this Section.
4.    Covenant of NCM Inc. NCM Inc. agrees that neither it nor any of its subsidiaries shall enter into any agreement or understanding or make any commitment to any Person, or otherwise take any action, that would violate or be inconsistent with any provision or agreement contained in this Agreement.

5.     Miscellaneous
5.1    Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.
5.2    Notices. All notices, demands or other communications to be given under or by reason of this Agreement shall be in writing and shall be delivered by hand, transmitted by electronic mail, or sent by facsimile or sent by overnight courier service and shall be deemed given when received, as follows:
If to NCM Inc.:    If to the members of the Consenting Creditor Designation
Committee:
National CineMedia, Inc.    To the attention of the addresses set forth in Exhibit A
6300 S. Syracuse Way #300
Centennial, CO 80112-3405
Attn: [***]
Email: [***]
with a copy to:    with a copy to:
Latham & Watkins, LLP    Gibson, Dunn & Crutcher LLP
1271 Avenue of the Americas    200 Park Avenue
New York, NY 10020    New York, NY 10166
Attn: [***]                        Attn: [***]
Email: [***]                        Email: [***]

If to the Blantyre Designator:

Blantyre Capital Limited
52 Jermyn Street
London SW1Y 6LX
United Kingdom
Attn: [***]
Email: [***]
with a copy to:
[***]

Any party to this Agreement may change its address for notices, demands and other communications under this Agreement by giving notice of such change to the other party hereto in accordance with this Section 5.2.
5.3    Benefit of Parties; Transfer. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted transferees. This Agreement may not be Transferred by NCM Inc. except with the prior written consent of the other parties.
5.4    Amendment. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of each of NCM Inc. and each of the members of the Consenting Creditor Designation Committee and Blantyre; provided, that each is a party to the Agreement at the time of the Amendment.

5.5    Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
5.6    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
5.7    Entire Agreement. This Agreement sets forth the entire understanding of parties hereto and supersedes all other agreements and understandings between the parties hereto relating to the subject matter hereof.
5.8    Counterparts and Facsimiles. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other. The parties hereto may execute the signature pages hereof and exchange such signature pages by facsimile transmission.

5.9    Interpretation of Agreement.
a.As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”
b.Unless otherwise specified, references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of, and Exhibits to, this Agreement.
c.The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.
d.Each party hereto and its counsel cooperated in drafting and preparation of this Agreement. Any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.
[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

NCM INC.:
NATIONAL CINEMEDIA, INC.

By:    /s/ Ronnie Ng
Name: Ronnie Ng
Title: Chief Financial Officer

BLANTYRE:
BLANTYRE CAPITAL LIMITED
By:    /s/ Rob Patterson
Name: Rob Patterson
Title: Authorised Signatory
Blantyre Capital Limited, acting in its capacity
as Investment Adviser to Blantyre Mulanje II
DAC; and BSSF II Ireland DAC

DESIGNATOR:
Wazee Street Capital Management LLC

By:    /s/ Michael Collins
Name: Michael Collins
Title: President

[Signature page of Director Designation Agreement]